Exhibit 10.1

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), by and between Real Mex Restaurants, Inc., a Delaware corporation (the “Company”), and Frederick Wolfe (the “Executive”).  Capitalized terms used herein but not otherwise defined have the meaning set forth in Section 1.1 hereof.

WHEREAS, the Company and the Executive previously entered into an Executive Employment Agreement effective as of August 21, 2006 (the “Prior Employment Agreement”); and

WHEREAS, the Company and the Executive now wish to amend and restate the Prior Employment Agreement to conform to the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the mutual undertakings contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

1.1           Definitions.  As used herein, the following terms shall have the following meanings.

“Affiliate” shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Board” means the board of directors of the Company.

“Cause” means (i) the commission of a felony or a crime by Executive involving moral turpitude or the commission of any other act or omission by Executive involving dishonesty, disloyalty or fraud with respect to any member of the Company Group, (ii) conduct by Executive which brings any member of the Company Group into substantial public disgrace or disrepute, (iii) failure by Executive to perform material duties as reasonably directed by the Board and, if susceptible to remedy or cure, is not cured or remedied and continues for fifteen (15) days after the Board has given written notice to the Executive specifying in reasonable detail the manner in which Executive has continued to fail to perform his duties, (iv) gross negligence or willful misconduct by Executive with respect to any member of the Company Group, or (v) any breach of a material provision of this Agreement by Executive that is not susceptible to remedy or cure, or if susceptible to remedy or cure, is not cured or remedied and continues for fifteen (15) days after the Board has given written notice to Executive specifying the manner in which Executive has breached this Agreement.

“Company Group” means, collectively, the Company and its Subsidiaries and any successors thereto.

“Employment Period” has the meaning set forth in Section 2.1.

“Good Reason” means a material diminution in Executive’s responsibilities and duties in his capacity as President and Chief Executive Officer of the Company.  For purposes of this Agreement, Good Reason shall not be deemed to exist unless Executive’s termination of employment for Good Reason occurs within two years following the initial existence of the condition set forth above, Executive provides the Company with written notice of the existence of such condition within ninety (90) days after the initial existence of the condition, and the Company fails to remedy the condition within thirty (30) days after its receipt of such notice.

“Permanent Disability” means either (i) Executive is or (ii) in the good faith determination of the Board, Executive will likely be unable to substantially perform, by reason of illness, accident, injury, physical or mental incapacity or other disability, his duties or obligations under this Agreement for a period of ninety (90) consecutive days or for shorter periods aggregating 120 days during any period of twelve (12) consecutive months; provided, that such disability constitutes a disability for purposes of Section 409A.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.

ARTICLE II

Employment

2.1           Employment.  The Company agrees to employ Executive, and Executive hereby accepts employment with the Company and such other members of the Company Group as the Board shall determine, upon the terms and conditions set forth in this Agreement for the period beginning on August 21, 2006 (the “Commencement Date”) and ending as provided in Section 2.4 (the “Employment Period”).

2.2           Position and Duties.

(a)           Commencing on the date hereof and continuing during the Employment Period, Executive shall serve as President and Chief Executive Officer of each of the Company and such other members of the Company Group as the Board shall determine and shall have the typical duties, responsibilities and authority of a Person serving in such capacities in an organization of similar size and structure as the Company, subject in each instance to the supervision and direction of the Board or such Person as the Board may designate.  Executive shall report directly to the Board or to such other Person as the Board may designate.

(b)           Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company Group and the performance of Executive’s duties as President and Chief Executive Officer of the Company and such other members of the Company Group as the Board shall determine.  The Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

(c)           With respect to all regular elections of directors during the Employment Period, each of the Company and such other members of the Company Group as the Board shall determine shall nominate, and use their respective best efforts to elect, Executive to serve as a member of their respective boards of directors.

2.3           Base Salary, Bonus and Benefits.

(a)           During the Employment Period, Executive’s total base salary shall be $473,000 per annum or such greater amount as the Board shall determine, from time to time, in its sole discretion (the “Base Salary”), which salary shall be payable in regular installments in accordance with the Company’s general payroll practices and shall be subject to customary withholding.  The Company will review the Executive’s total base salary annually.

(b)           During the Employment Period, Executive shall be eligible to receive an annual (based on the Company’s fiscal year) bonus of up to 66-2/3% of his Base Salary (the “Bonus”).  The Bonus shall be based upon the Company’s annual financial results, as reflected in its audited financial statements, and shall consist of a single lump sum cash payment payable within thirty (30) days after the completion of the Company’s audited annual financial statements, but in no event later than 2 ½ months after the end of the Company’s fiscal year.  The Bonus shall be determined as follows:  Within a mutually agreeable time period prior to the beginning of each fiscal year of the Company, Executive shall submit to the Board for its approval the Company’s operational plan, including a fiscal budget, for the next fiscal year of the Company.  The Board shall establish financial targets and set conditions each year based on the approved operational plan (a “Bonus Plan”).  The financial targets and conditions established for Executive’s Bonus shall be consistent with those established for other senior executives of the Company.  Executive shall receive the percentage of the maximum Bonus specified by the applicable Bonus Plan, depending on whether the Company attains all or a portion of the financial targets established, and meets all of the conditions set under such Bonus Plan for that year.  Any of the Company’s financial results that are used to calculate a Bonus shall be taken only from the Company’s audited financial statements for the applicable year.

(c)           During the Employment Period, consistent with past custom and practice, Executive shall be entitled to (i) participate in all of the Company Group’s employee benefit programs for which senior executive employees of the Company Group are generally eligible, including, if offered by the Company to such executives, medical surgical, hospitalization, dental, worker’s compensation insurance and disability coverage, (ii) four (4) weeks of paid vacation each year (which shall include reimbursement of up to $5,000 paid to Executive for an annual comparative shopping trip for research and development purposes to be taken during such vacation), which if not taken may not be carried forward to any subsequent year, (iii) the payment by the Company, or such other member of the Company Group as the Board shall determine to the Executive of a car allowance of $1,000 a month, payable no less frequently than quarterly, plus reimbursement of all reasonable, documented expenses related to the operation of an automobile, including repairs, maintenance, insurance and registration fees, (iv) payment by the Company of the premiums on a $1 million term life insurance policy on the life of the Executive, the death benefit of which will be payable to the Estate of the Executive or his designee (the cost of the premiums thereon not to exceed $10,000 a year); provided, however, that Executive shall assist the Company in procuring such insurance by submitting to reasonable medical examinations and by filling out, executing and delivering such applications and other instruments in writing as may reasonably be required by any insurer to which the Company may apply, and (v) such other benefits as the Board may from time to time determine.  The benefits described in Section 2.3(c)(i)-(v) above are collectively referred to herein as the Executive’s “Benefits.”

2.4           Term; Severance Payments; Release.

(a)           The Employment Period shall end five years from the Commencement Date, subject to earlier termination (i) by reason of Executive’s death or Permanent Disability, (ii) by resolution of a majority of the directors of the Board, terminating Executive’s employment hereunder, with or without Cause, (iii) upon Executive’s voluntary resignation without Good Reason or (iv) upon Executive’s resignation for Good Reason.

(b)           If the Employment Period is terminated by the Board for Cause or by Executive’s voluntary resignation without Good Reason, the Executive shall be entitled to his Base Salary and Benefits up to the date of termination, but shall not be entitled to any further Base Salary or Benefits or any then unpaid Bonus for that fiscal year, any prior year, or any future year, or to any severance compensation of any kind, nature or amount.

(c)           If Executive’s employment is terminated as a result of his death or Permanent Disability, the Company shall pay or cause to be paid to Executive or his Estate, as applicable, (i) unpaid Base Salary and Benefits up to the date of such termination, (ii) any previously awarded but unpaid Bonus, and (iii) such prorated Bonus for the fiscal year in which the termination occurs as the Board shall determine in good faith on a basis consistent with past custom and practice, payable in substantially equal installments over the same period as severance payments under Section 2.4(d) (that is, over two (2) years if Executive’s termination occurs within two (2) years of the Commencement Date, or one (1) year if Executive’s termination occurs at a later date); and neither Executive nor his Estate shall be entitled to any further Base Salary, Benefits or Bonus for that year or any future year, or to any severance compensation of any kind, nature or amount.

(d)           Subject to paragraph 2.4(e), if the Employment Period is terminated by the Board without Cause or by Executive’s voluntary resignation for Good Reason, Executive shall be entitled to

(i) unpaid Base Salary and Benefits up to the date of such termination, (ii) any previously awarded but unpaid Bonus, and (iii) if such termination occurs within two years following the Commencement Date, for a period of two (2) years following the date of such termination (the “severance period”), severance payments equal in the aggregate to his annual Base Salary (payable in accordance with the terms of Section 2.4(f) below) (it being understood and agreed that if such termination occurs after two years following the Commencement Date, the severance period for all purposes of this Agreement shall be one (1) year following the date of such termination).  Until the earlier of the end of the severance period and such time as Executive begins to receive medical benefits other than those contemplated herein, Executive shall continue to participate at the Company’s cost in the Company’s medical plan on a level no less favorable than that enjoyed by the Executive at the time of his termination.   In the event that (i) the Company shall be precluded under its existing policy from providing such coverage to Executive or (ii) Executive would no longer be eligible for continuation coverage under Section 4980B of the Code (“COBRA”) during the severance period and the provision of coverage would be subject to Section 409A, the Company shall pay Executive a cash payment on the first payroll date of each month an amount equal to the COBRA cost for medical coverage under the Company’s health, less the amount that the Executive would be required to contribute for such medical coverage as if Executive were an active employee of the Company.  Executive shall not be entitled to any further Base Salary, Benefits or then unpaid Bonus for that year, any prior year, or any future year, or to any further severance compensation of any kind, nature or amount except as herein provided.

(e)           Executive agrees that Executive shall be entitled to the payments provided for in Section 2.4(d) if and only if Executive has not materially breached as of the date of termination of the Employment Period the provisions of Sections 2.5, 2.6 and 2.7 hereof and does not breach such Sections at any time during the severance period, and the Company will be relieved of any obligation to make such payments during any portion of the severance period in which the Executive is in breach of any such obligation; provided that the Company will resume making such payments to Executive during the severance period at such time as the Board determines in good faith that any such breach has ceased or otherwise been cured.

(f)            Any payments pursuant to Section 2.4(c) or (d)  shall be made in installments on the payment dates on which Executive’s Base Salary would have otherwise been paid if the Employment Period had continued (net of any withholding taxes), and as of the date of the final such payment none of the Company or any other member of the Company Group shall have any further obligation to Executive pursuant to this Section 2.4 except as provided by law.

(g)           Executive hereby agrees that no severance compensation of any kind, nature or amount shall be payable to Executive in connection with any termination of the Employment Period, except as expressly set forth in this Section 2.4, and Executive hereby irrevocably waives any claim for any other severance compensation.

(h)           Executive acknowledges and agrees that notwithstanding anything to the contrary set forth above, no payments shall be made to the Executive by the Company following any termination of this Agreement unless, if so requested by the Company, Executive executes, does not revoke, and delivers to the Company, within 60 days following Executive’s termination of employment, a release in form satisfactory to the Company pursuant to which Executive releases and forever discharges the Company, its then or former parents, subsidiaries and affiliates, their respective predecessors and successors, and their respective officers, employees, agents, and directors, from all claims or actions of any kind arising on or before the date of termination.  This general release and waiver shall include, but not be limited to, all claims or actions arising out of, or relating in any way to the Executive’s employment with the Company, including any claim for compensation, or any claim of discrimination under any state, federal or local law or regulation, including under the Age Discrimination in Employment Act of 1967, as amended, or any claim for wrongful termination, breach of contract, breach of covenant of good faith and fair dealing, negligence or intentional infliction of emotional distress, misrepresentation or defamation.  If Executive maintains, or participates in any claim or action, in any court or agency, based wholly or partially upon a claim or action Executive has released or waived under this Agreement, Executive agrees to pay all expenses and costs (including reasonable attorney’s fees) incurred by the Company and those associated with the Company in defense of such claim or action.  This release shall not be construed as a waiver of any rights executive has under any pension or other benefit plan maintained by the Company for its employees generally or any rights of indemnification provided by the Company’s Certificate of Incorporation and Bylaws for services rendered as an officer or director of the Company.

2.5           Confidential Information.  The Executive acknowledges that- he may have access to certain confidential, non-public and proprietary information (the “Confidential Information”), concerning the Company and other members of the Company Group and their respective officers, directors, shareholders, employees, agents and representatives and agrees that: (i) unless pursuant to prior written consent by the Board (which shall not be unreasonably withheld), the Executive shall not disclose any Confidential Information or the provisions of this Agreement to any third party, unless compelled by court order or subpoena, in which case Executive shall (A) immediately notify the Company of any such court order or subpoena in order to enable the Company to contest such court order or subpoena, (B) fully cooperate with any efforts by the Company to limit the extent of such disclosure and (C) disclose only so much of such confidential information as is necessary to comply with such court order or subpoena; (ii) the Executive shall treat as confidential all Confidential Information and shall take reasonable precautions to prevent unauthorized access to the Confidential Information; (iii) the Executive shall not use the Confidential Information in any way detrimental to the Company or any other member of the Company Group and shall use the Confidential Information for the exclusive purpose of effecting his duties of employment with the Company; and (iv) the Executive agrees that the Confidential Information obtained during his employment with the Company shall remain the exclusive property of the Company and any other member of the Company Group, and the Executive shall promptly return to the Company all material which incorporates, or is derived from, all such Confidential Information immediately following the date of termination.  It is hereby agreed that Confidential Information does not include information generally available and known to the public or obtained from a source not bound by a confidentiality agreement with any member of the Company Group.

2.6           Inventions and Patents.  The Executive hereby agrees that all inventions, innovations or improvements in the method of conducting the business (including improvements, ideas and discoveries, whether patentable or not) of the Company or any other member of the Company Group whether prior to, the date hereof or thereafter, in each case conceived or made by him in the course of his employment with the Company, belong to the Company and such other member of the Company Group, except for such inventions, innovations and improvements that have become part of the public domain and are not entitled to statutory or common law protection.  The Executive will promptly disclose such inventions, innovation or improvements to the Board and perform all actions reasonably requested by the Board to establish and confirm such ownership by the applicable member of the Company Group.

2.7           Noncompete, Nonsolicitation.

(a)           The Executive acknowledges that in the course of his employment with the Company or any other member of the Company Group he has become familiar, and he will become familiar, with the Company Group’s trade secrets and with other Confidential Information and that his services have been and will be of special, unique and extraordinary value to the Company Group.  Therefore, the Executive agrees that, (1) during the time he is employed by the Company or any other member of the Company Group and (ii) during the severance period (the “Noncompete Period”), the Executive shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in, any business competing directly or indirectly with the business of the Company Group (as defined below), within any metropolitan area in which any member of the Company Group engages or has definitive plans to engage in such business as of the date of termination by the Company Group; provided, that the Executive shall not be precluded from purchasing or holding publicly-traded securities of any such entity so long as the Executive shall hold less than 2% of the outstanding units of any such class of securities and has no active participation in the business of such entity.  At the Company’s option, the Noncompete Period shall be extended for up to one (1) additional year provided that the Company extend the severance period for a corresponding period.  As used in this Section 2.7(a) the business of the Company Group means the ownership, management, operation, or franchising of restaurants, canteens, cafeterias, kiosks and other food service operations featuring Mexican food and the manufacture and distribution of Mexican food products.

(b)           During the Noncompete Period, the Executive shall not directly or indirectly (i) induce or attempt to induce any employee of the Company or any other member of the Company Group to leave the employ of the Company or such other member of the Company Group, (ii) hire any person who was an employee of the Company or any other member of the Company Group at any time during the Executive’s employment with the Company or any, other member of the Company Group except for such employees whose employment has been terminated for at least six months, or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee, franchisor or other business relation of the Company or any other member of the Company Group to cease doing business with the Company or such other member of the Company Group.

(c)           The Executive agrees that (i) the covenants set forth in this Section 2.7 are reasonable in geographical and temporal scope and in all other respects, (ii) the Company would not have entered into this Agreement but for the covenants of the Executive contained herein, and (iii) the covenants contained herein have been made in order to induce the Company to enter into this Agreement.

(d)           If, at the time of enforcement of this Section 2.7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

2.8           Compliance with Section 409A.

(a)           This Agreement shall be interpreted to avoid any penalty sanctions and adverse tax consequences under Section 409A.  If any payment or benefit cannot be provided or made at the time specified herein without incurring penalty sanctions or adverse tax consequences under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions and adverse tax consequences will not be imposed.  All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” as that term is defined for purposes of Section 409A.  In no event may the Executive, directly or indirectly, designate the calendar year of payment.

(b)           To the maximum extent permitted under Section 409A, the severance payments payable under this Agreement are intended to comply with the “short-term deferral exception” under Section 409A and any remaining amount is intended to comply with the “separation pay exception” under Section 409A.  For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment.  In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement, including any payment pursuant to the Company’s regular payroll practices, shall be treated as a right to a series of separate payments.

(c)           Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” at the time of his separation from service for purposes of Section 409A (as determined by the Company), no payment shall be made on account of such separation from service before the date that is six months after Executive’s separation from service (or, if earlier, the date of Executive’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A.  Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(d)           Notwithstanding anything to the contrary in this Agreement, all reimbursements and in kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

ARTICLE III

Miscellaneous

3.1           Executive’s Representations.  Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) the Executive is not a party to or bound by any employment agreement, consulting or service agreement, noncompete agreement or confidentiality agreement with any other person or entity, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms.  The Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations; under this Agreement and that he fully understands the terms and conditions contained herein.

3.2           Survival.  Sections 2.4, 2.5, 2.6 and 2.7 and Sections 3.1 through 3.12 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

3.3           Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will only be deemed to have been given when delivered personally, sent via a nationally recognized overnight courier, or sent via facsimile to the recipient.  Such notices, demands and other communications will be sent to the address indicated below:

To the Company:

To the Executive:

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

3.4           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

3.5           Complete Agreement.  This Agreement embodies the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, including the Prior Employment Agreement.

3.6           Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

3.7           Successors and Assigns.  Except as otherwise provided herein, all covenants and agreements contained in this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors and assigns.  Notwithstanding anything to the contrary contained herein, the Company shall have the right to assign any and/or all of its rights and obligations under this Agreement (i) to one or more other members of the Company Group; provided, however that no such assignment by the Company shall relieve the Company of its obligations hereunder in the event that any such obligations are not satisfied by the other members of the Company Group and (ii) in connection with the sale of the Company, whether by merger, consolidation, reorganization, sale of all or substantially all of the Company’s assets, or sale of a majority of the outstanding shares of the Company’s stock or otherwise.

3.8           No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen hereto by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied to this Agreement.

3.9           Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

3.10         Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement and the exhibits and schedules hereto will be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

3.11         Remedies.  Each of the parties to this Agreement will be entitled to enforce its rights, under this Agreement specifically, to recover damages caused by any actual or threatened breach or violation of any provision of this Agreement and to exercise all other rights existing in its favor.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any actual or threatened breach of the provisions of this Agreement and that, in addition to any other remedies available under applicable law, any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

3.12         Amendment and Waiver.  The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Executive Employment Agreement as of the dates set forth below.

REAL MEX RESTAURANTS, INC.

Dated:	2/28/08	By:	/s/ Steven Tanner
		Name:	Steven Tanner
		Title:	Chief Financial Officer

Dated:	2/28/08		/s/ Frederick Wolfe
Frederick Wolfe